UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported):

April 8, 2011 (April 7, 2011)

DJO Finance LLC

(Exact name of registrant as specified in its charter)

Delaware	333-142188	20-5653965
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1430 Decision Street

Vista, CA 92081

(760) 727-1280

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Indenture and Senior Notes due 2018

Overview

On April 7, 2011, the registrant, DJO Finance LLC (“DJOFL” or the “Company”), an indirect wholly owned subsidiary of DJO Global, Inc., and DJO Finance Corporation, a wholly owned subsidiary of DJOFL (“DJOFC” and together with DJOFL, the “Issuers”), issued $300.0 million aggregate principal amount of 7.75% senior unsecured notes due 2018 (the “Notes”), which mature on April 15, 2018, pursuant to an indenture, dated as of April 7, 2011 (the “Indenture”), among the Issuers, the guarantors party thereto and The Bank of New York Mellon, as trustee. The net proceeds of the issuance were used to fund the $254.6 million purchase price for the acquisition of Rikco International, LLC, D/B/A Dr. Comfort (“Dr. Comfort”), a provider of therapeutic footwear, plus an additional $3.8 million in adjustments for estimated increases in working capital and cash on hand as of the closing date, pay fees and expenses associated with the acquisition and the related financing and to repay $25.4 million of borrowings currently outstanding on DJOFL’s senior secured revolving credit facility.

Interest on the Notes will be payable in cash on April 15 and October 15 of each year, commencing on October 15, 2011.

The following is a brief description of the terms of the Notes and the Indenture.

Ranking

The Notes and the guarantees will be the Issuers’ and the guarantors’ unsecured senior obligations. Accordingly, they will:

•                  be effectively subordinated in right of payment to all of the existing and future secured debt of the Issuers and the guarantors, including the senior secured credit facilities, to the extent of the value of the assets securing such debt;

•                  rank equally with all of the Issuers’ and guarantors’ unsecured senior indebtedness, including the Issuer’s existing $675.0 million aggregate principal amount of senior unsecured notes; and

•                  rank senior in right of payment to all of the Issuers’ and guarantors’ subordinated indebtedness, including the Issuer’s $300.0 million aggregate principal amount of senior subordinated notes.

In addition, the Notes will be structurally subordinated to all of the existing and future liabilities of DJOFL’s subsidiaries that do not guarantee the Notes.

Guarantees

The Notes will be guaranteed jointly and severally and on an unsecured senior basis by each of DJOFL’s existing and future direct and indirect wholly owned domestic subsidiaries that guarantees any of DJOFL’s indebtedness or any indebtedness of DJOFL’s domestic subsidiaries or is an obligor under DJOFL’s senior secured credit facilities.

Optional Redemption

Except as described below, the Issuers are not entitled to redeem the Notes prior to April 15, 2014.

Prior to April 15, 2014, the Issuers may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus an applicable make-whole premium plus accrued and unpaid interest and additional interest, if any, to the date of redemption, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after April 15, 2014, the Issuers may redeem the Notes, in whole or in part, at the redemption prices listed in the Indenture, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption.

In addition, until April 15, 2014, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price listed in the Indenture with the net cash proceeds of one or more equity offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes (as defined in the Indenture) that are Notes issued under the Indenture after the April 7, 2011 (excluding Notes and Additional Notes held by the Issuers or its subsidiaries or affiliates of the Issuers) remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Change of Control

Upon the occurrence of a change of control, the Issuers must give holders of the Notes an opportunity to sell to the Issuers some or all of their Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants

The Indenture contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to:

•                  incur additional debt or issue certain preferred and convertible shares;

•                  pay dividends on, redeem, repurchase or make distributions in respect of the capital stock or  make other restricted payments;

•                  make certain investments;

•                  sell certain assets;

•                  create liens on certain assets to secure debt;

•                  consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets;

•                  enter into certain transactions with affiliates; and

•                  designate the Company’s subsidiaries as unrestricted subsidiaries.

Events of Default

The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable.

The foregoing description of the Indenture is included to provide you with information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

A copy of the press release issued by DJOFL’s parent company, DJO Global, Inc. announcing the issuance of the Notes is included herein as Exhibit 99.1 and is incorporated herein by reference.  The press release attached hereto as Exhibit 99.1 shall not be deemed “filed” with the Securities Exchange Commission nor incorporated by reference in any registration statement filed by the DJOFL under the Securities Act of 1933, as amended.

Registration Rights Agreement

On April 7, 2011, the Issuers and the guarantors of the Notes entered into a registration rights agreement with respect to the Notes described above (the “Registration Rights Agreement”). In the Registration Rights Agreement, the Issuers and the guarantors of the Notes have agreed that they will (i) file one or more registration statements on an appropriate registration form with respect to a registered offer to exchange the Notes for new notes guaranteed by the guarantors on a senior basis, with terms substantially identical in all material respects to the Notes, and (ii) use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933, as amended.

The Issuers and the guarantors have agreed to use their reasonable best efforts to cause the exchange offer to be consummated or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the Notes.

If we fail to satisfy this obligation (a “registration default”), the annual interest rate on the Notes will increase by 0.25%.  The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year over the applicable interest rate shown on the cover of this offering circular.  If the registration default is corrected, the applicable interest rate on such Notes will revert to the original level.

If we must pay additional interest, we will pay it to the noteholders in cash on the same dates that we make other interest payments on the Notes, until the registration default is corrected.

The foregoing description of the Registration Rights Agreement is included to provide you with information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 7, 2011, the Registrant’s subsidiary, DJO, LLC, completed the purchase of all of the membership interests of Dr. Comfort pursuant to the Equity Interest Purchase Agreement, dated March 14, 2011, among DJO, LLC, Rikco International, LLC, D/B/A Dr. Comfort, Rikco Holding Corporation, Merit Mezzanine Fund IV, L.P., Merit Mezzanine Parallel Fund IV, L.P. and the other members listed therein. The purchase price was approximately $254.6 million, plus an additional $3.8 million in adjustments for estimated increases in working capital and cash on hand as of the closing date, subject to post-closing adjustment following determination of the actual amount of such estimated amounts. The sum of $24.5 million was withheld from the closing date purchase price and was paid to a third party escrow agent to secure the indemnity obligations of the sellers.  Registrant financed the acquisition with cash from the issuance of the Notes.

The foregoing description of the Equity Interest Purchase Agreement does not purport to be complete and is qualified in its entirety by the Equity Interest Purchase Agreement, a copy of which is filed with Registrant’s Current Report on Form 8-K filed on March 16, 2011.

Based in Mequon, Wisconsin, Dr. Comfort is a developer, manufacturer and marketer of therapeutic footwear and related medical and comfort products serving the rapidly growing diabetes care market in podiatry practices, orthotic and prosthetic centers, home medical equipment providers and independent pharmacies.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 under the captions “Indenture and Senior Notes due 2018” is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Exhibit
Exhibit 4.1	Indenture, dated as of April 7, 2011, by and among the Issuers, the guarantors named therein and The Bank of New York Mellon, as Trustee.

Exhibit 4.2	Registration Rights Agreement, dated as of April 7, 2011, by and among the Issuers, the guarantors named therein and Credit Suisse Securities (USA) LLC.

Exhibit 99.1	Press Release issued by DJO Global, Inc. on April 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

DJO FINANCE LLC
Date: April 8, 2011
	By:	/s/ Vickie L. Capps
	Name:	Vickie L. Capps
	Title:	Executive Vice President, Chief Financial
Officer and Treasurer